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EX-99.1

Thursday December 7, 5:56 pm Eastern Time

Press Release

POPMAIL.COM TAKES FURTHER STEPS TO PATH OF PROFITABILITY, SECURES $4 MILLION TERM CREDIT FACILITY AND ANNOUNCES BOARD & MANAGEMENT CHANGES

IRVING, Texas--(BUSINESS WIRE)--Dec. 7, 2000--PopMail.com, Inc. (Nasdaq:POPM - news), an online fan club services marketing company, today announces the following additional steps taken in its continuing turnaround strategy to get to profitability.

Highlights

     A $4 million term credit facility is created through GSI Partners. PopMail Network, PopMail.com's fan club email company based in Irving, TX, Streamlines operations to get to path of profitability.

     PopMail.com announces Ed Bardwell, Executive Vice President of Operations for PopMail Network as President of PopMail Network.

     PopMail.com announces Henry Fong of Gulfstream Financial Partners, LLC as a Director of the Board.

     Gary Schneider announces his resignation as CEO of PopMail.com.

$4 Million Term Credit Facility

PopMail.com announces it has secured a $4 million term credit facility through GSI Ventures to finance its ongoing operations of the Company. To date, $200,000 has been raised and disbursed to the Company based on certain terms and conditions of the term credit facility.

Cost Reductions at PopMail Network:

PopMail.com announces it has implemented further cost reductions to place PopMail Network on the path to profitability. The majority of cuts were related to the eventual elimination of the company's non-profitable email service called PopFanMail. With the eventual elimination of this email service, 12 employee positions were eliminated. The layoffs were spread across operations, sales and marketing. Gary Schneider, CEO of PopMail.com states, "With these cost reductions, PopMail Network should be a cash positive operation based on revenue projections. While it has become difficult to raise cash in today's stock market we must continue to make the right steps to get cash positive company wide. PopMail Network will focus on its core fan club email service called ENewsNotifier(TM), which is the single largest revenue generator for PopMail Network."

Ed Bardwell Promoted to President of PopMail Network

PopMail.com announces Ed Bardwell, current Executive Vice President of PopMail Network has been promoted to President of PopMail Network. Ed Bardwell was a co-founder of ROI Interactive and was instrumental in the development and execution of the ENewsNotifier(TM) fan club email service. Gary Schneider, states, "Ed has done an outstanding job over the years at ROI Interactive where ENewsNotifier(TM) was launched and now at PopMail Network. His skill set and knowledge of the business provide him with the expertise needed to become President of our fan club email service company in Irving, TX."

Henry Fong of Gulfstream Financial Partners, LLC Joins the Board as a Director.

PopMail.com announces further changes to its Board composition as Henry Fong joins the Board as a Director. Schneider states, "We are extremely happy to have someone of Henry's caliber on the board of PopMail.com. His business expertise and knowledge of the financial markets will be of significant value to the Company." PopMail.com also announces Mike Krienik and Steve Mauldin step down as Directors.



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Gary Schneider Steps Down as CEO

PopMail.com announces the resignation of Gary Schneider as CEO. Schneider is stepping down for personal reasons. His last day will be December 22nd. Company officials will begin to look for his replacement immediately. Schneider states, "We've made significant steps in increasing Internet revenues and reducing costs to get the company on the path to profitability. Now with the Internet division showing it is capable of generating positive cash, I feel now is the time for me to step down so I can pursue other interests."

About PopMail.com, Inc.

PopMail.com, Inc. owns Fan Asylum, Inc, IZ.com and PopMail Network Inc., both wholly owned subsidiaries and positions itself as an online fan club marketing company, connecting people with their passions. The Company accomplishes this by providing official fan club email and fan club services for recording artists, sports teams, and clients in the broadcast, sports and entertainment industry. These fan club services include access to preferred tickets, merchandise, exclusive news, chat, discussion, outbound fan club email, official fan sites, and access to discounted products related to the artist, sports team, or personality.

PopMail.com plans to generate additional revenues and member registrations through cross-marketing initiatives and further sales of its' fan club and email services. Some of the Company's clients include the NBA, Ticketmaster, New York Yankees, Denver Broncos, Dallas Stars, Radio City Music Hall, Columbia TriStar Television, and broadcast stations from CBS, ABC, and FOX.

The Private Securities Litigation Reform Act of 1995 provides a "safe-harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made by or to be made by the Company) contains statements that are forward-looking, such as statements relating to plans for future expansion. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future; and accordingly, such results may differ from those expressed in any forward-looking statement made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, completion of definitive purchase agreements, ability to obtain needed capital, ability to attract and retain key and other personnel, those relating to development activities, dependence on existing management, leverage and debt service, domestic or global economic conditions, and changes in customer preferences and attitudes. For more information, review the Company's filings with the Securities and Exchange Commission.

Contact: PopMail.com, Inc.;   Steve Spohn, 972.550.5587;   sspohn@us.popmail.com